Exhibit (e.10)	Amendment No. 4 to the Distribution Fee Letter Agreement between Heartland Group, Inc., Heartland Advisors, Inc., and ALPS Distributors, Inc.

Amendment No. 4 to

Distribution Fee Letter Agreement

This Amendment to Distribution Fee Letter Agreement (the “Amendment”) is made this 26th day of August, 2014, among Heartland Group, Inc., a Maryland corporation (the “Fund”), Heartland Advisors, Inc., a Wisconsin Corporation (the “Advisor”) and ALPS Distributors, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund is a registered open-end management investment company organized as a series corporation offering a number of portfolios of securities (each a “Portfolio” and collectively, the “Portfolios”);

WHEREAS, the Advisor is an SEC-registered investment adviser and provides investment management services to the Fund;

WHEREAS, the Fund, Advisor, and ALPS are party to a Distribution Fee Letter Agreement dated July 12, 2007, as previously amended May 1, 2008, November 1, 2011, and July 17, 2013 (the “Distribution Fee Letter Agreement”), whereby the Fund and Advisor retained ALPS to provide distribution-related services to the Fund and the Advisor; and

WHEREAS, on or about August 15, 2014, the Heartland Mid Cap Value Fund became a Portfolio of the Fund and the Fund and the Advisor seek to have ALPS provide distribution-related services to that Portfolio.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the Fund, the Advisor, and ALPS agree as follows:

1.	List of Portfolios. Exhibit A (List of Portfolios) of the Distribution Fee Letter Agreement is deleted in its entirety and replaced with the Exhibit A (List of Portfolios) attached hereto.

2.	Entire Agreement. All terms, conditions, representations and warranties contained in the Distribution Fee Letter Agreement are incorporated herein by reference and the Fund, the Advisor and ALPS hereby agree that unless specified elsewhere in this Amendment, all terms, conditions, representations and warranties contained in this Amendment and in the Distribution Fee Letter Agreement, as previously amended, constitute the entire understanding between the parties hereto, and supersede any prior understanding or agreements between the parties related to the services contemplated in the Distribution Fee Letter Agreement, as previously amended.

3.	Choice of Law. This Amendment shall be governed by, and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the choice of laws provisions thereof.

4.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.	Defined Terms. All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Distribution Fee Letter Agreement, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first set forth above.

ALPS DISTRIBUTORS, INC.

By: /s/ Jeremy O. May

Jeremy O. May, President

Name: Jeremy O. May

Title: President

HEARTLAND GROUP, INC.

By: /s/ Paul T. Beste

Name: Paul T. Beste

Title: Vice President

HEARTLAND ADVISORS, INC.

By: /s/ Nicole J. Best

Name: Nicole J. Best

Title: CFO

Exhibit A

List of Portfolios

Heartland Value Fund

Heartland Value Plus Fund

Heartland Select Value Fund

Heartland International Value Fund

Heartland Mid Cap Value Fund